F O R M    3

                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

          Filed pursuant to Section 16(a) of the Securities Exchange Act of
           1934, Section 17(a) of the Public Utility Holding Company Act of
             1935 or Section 30(f) of the Investment Company Act of 1940

          1.   Name and Address of Reporting Person

                    Astoria Capital Partners, L.P.
                    6600 SW 92nd Avenue, Ste. 370
                    Portland, Oregon  97223
                    (503) 244-1956 (Phone)
                    (503) 244-3801 (Fax)

          2.   Date of Event Requiring Statement (Month/Day/Year)

                    11/03/97

          3.   IRS or Social Security Number of Reporting Person
               (Voluntary)

                    94-3160631

          4.   Issuer Name and Ticker or Trading Symbol

                    Eateries, Inc.

          5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

               [ ]  Director                      [X]  10% Owner
               [ ]  Officer (give title below)    [ ]  Other (specify
                                                       below)

          6.   If Amendment, Date of Original (Month/Year)

          7.   Individual or Joint/Group Filing
               (Check Applicable Line)

               [X]  Form filed by One Reporting Person
               []   Form filed by More than One Reporting Person













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               Table 1 -- Non-Derivative Securities Beneficially Owned

          1.   Title of Security (Instr. 4)

                    Common Stock, with par value $0.002

          2.   Amount of Securities Beneficially Owned (Instr. 4)

                    390,000 shares

          3.   Ownership Form:  Direct (D) or Indirect (I)
               (Instr. 5)

                    D

          4.   Nature of Indirect Beneficial Ownership
               (Instr. 5)

                    N/A

          Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. If this form is filed by more than one reporting person, see Instruction 5(b)(v).



































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                 Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

          1.   Title of Derivative Security (Instr. 4)

                    N/A

          2.   Date Exercisable and Expiration Date (Month/Day/Year)

                    (a)  Date Exercisable    N/A
                         Expiration Date     N/A

                    (b)  Date Exercisable    N/A
                         Expiration Date     N/A

          3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

                    (a)  Title          N/A

                         Amount or
                         Number of
                         Shares         N/A

                    (b)  Title          N/A

                         Amount or
                         Number of
                         Shares         N/A

          4.   Conversion or Exercise Price of Derivative Security

                    N/A

          5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)

                    N/A

          6.   Nature of Indirect Beneficial Ownership (Instr. 5)

                    N/A
















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          Explanation of Responses:




                              By /s/ Richard W. Koe                11/20/98
                              ______________________________       ________
                              Richard W. Koe                         Date
                              General Partner of
                              ASTORIA CAPITAL PARTNERS, L.P.

          **Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).












































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